UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

_____________________________________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12.

VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐

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VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2019

June 3, 2019

On or about April 26, 2019, VAALCO Energy Inc. (the “Company”) commenced mailing to its stockholders a definitive proxy statement, dated April 26, 2019 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on June 6, 2019 (the “Annual Meeting”). This Supplement, which describes a recent change in the proposed nominees for election to the Board of Directors of the Company (the “Board”), should be read in conjunction with the Proxy Statement.

Withdrawal of Nominee for Election as Director

On May 31, 2019, A. John Knapp, Jr., a member of the Board and nominee for re-election as a director at the Annual Meeting, submitted his resignation from the Board with immediate effect.  In light of his departure from the Board, Mr. Knapp is no longer standing for re-election to the Board at the Annual Meeting. Therefore, the nomination of Mr. Knapp is withdrawn, and the Board has determined that no other nominee for election at the Annual Meeting will be named in place of Mr. Knapp.

Mr. Knapp’s resignation was tendered solely pursuant to Section 1(c) of that certain Stockholder Agreement, dated as of December 22, 2015 , by and among the Company, Kornitzer Capital Management, Inc. (“KCM”) and John C. Kornitzer (“Mr. Kornitzer,” and together with KCM, the “Kornitzer Group”), pursuant to which Mr. Knapp, as designee of the Kornitzer Group, was required to resign as a member of the Board following such time that the Kornitzer Group, collectively with its affiliates, beneficially held less than five percent (5%) of the outstanding common stock of the Company. Based solely on a Schedule 13D/A filed by KCM on May 23, 2019, the Kornitzer Group beneficially held less than five percent (5%) of the Company’s outstanding common stock as of such date. Accordingly, Mr. Knapp’s decision to resign as a director was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Voting Matters

The four (4) remaining nominees for election to the Board are named in the Proxy Statement. Notwithstanding Mr. Knapp’s withdrawal, the proxy card included with the Proxy Statement remains valid, and no new proxy cards will be distributed. All proxy cards and voting instructions returned by stockholders will be voted at the Annual Meeting unless duly revoked, except that any votes cast for Mr. Knapp will be disregarded because he is no longer standing for re-election. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit voting instructions so that your vote will be counted at the Annual Meeting.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies received in respect of the re-election of Mr. Knapp will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.